Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of Esports Entertainment Group, Inc. (the “Company”) outstanding as of June 30, 2023. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Articles of Incorporation and our Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended June 30, 2023. You should refer to our Amended and Restated Articles of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law for a complete description.

Common Stock, par value $0.001 per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Common Stock, Unit A Warrants and March 2022 Warrants are quoted for trading on Nasdaq under the symbols “GMBL”, GMBLW and “GMBLZ”, respectively.

DESCRIPTION OF COMMON STOCK

The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock at a par value of $0.001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.001.

Dividend Rights

Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of our Common Stock may, receive dividends out of funds legally available therefor if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each holder of the Common Stock is entitled to one vote for each share of Common Stock held by such stockholder.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation

Upon the dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Company upon such dissolution, liquidation or winding up of the Company, the holders of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Transfer Agent

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, with an address at 18 Lafayette Place, Woodmere, NY 11598. Their phone number is (212) 828-8436.

DESCRIPTION OF 10% SERIES A CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of blank check preferred stock. On November 10, 2021, the Company designated 1,725,000 shares of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock (“10% Series A Cumulative Redeemable Convertible Preferred Stock”), with a par value of $0.001 per share and liquidation preference of $11.00.

Conversion

Each share of 10% Series A Cumulative Redeemable Convertible Preferred Stock is convertible into one share of the Company’s Common Stock at a conversion price of $17.50 per common share. Subject to earlier conversion or redemption, the 10% Series A Cumulative Redeemable Convertible Preferred Stock matures on November 15, 2026, at which point the Company must redeem the shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock at the redemption price.

Dividends

Dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock are cumulative from the date of issuance. The dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock are payable in equal monthly installments on the last day of each calendar month, when, as and if declared by the Company’s Board of Directors, in cash at an annual rate of 10.0% per annum.

Redemption and Liquidation

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is also redeemable, at the option of the Board of Directors, in whole or in part, at any time on or after January 1, 2023.

The 10% Series A Cumulative Redeemable Convertible Preferred Stock includes a change of control put option which allows the holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock to require the Company to repurchase such holders’ shares for a price per share equal to the redemption price.

During the continuance of any arrearages in dividends for any past monthly dividend period or a failure in fulfillment of any redemption obligation on Series A Convertible Preferred Stock, except as otherwise permitted by the Certificate of Designation of the 10% Series A Cumulative Redeemable Convertible Preferred Stock, the Company will not purchase or redeem any shares of Series A Convertible Preferred Stock or of any other series of preferred stock ranking on a parity with the 10% Series A Cumulative Redeemable Convertible Preferred Stock as to dividends or upon liquidation, without the consent of the holders of at least 80% of all the shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock and of stock of any other class or series of preferred stock then outstanding and ranking on a parity with 10% Series A Cumulative Redeemable Convertible Preferred Stock as to dividends on which there are arrearages, voting together as a single class.

Upon any liquidation, dissolution or winding-up of the Company, the holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock are entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the $11.00 per share, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the 10% Series A Cumulative Redeemable Convertible Preferred Stock, for each share of 10% Series A Cumulative Redeemable Convertible Preferred Stock before any distribution or payment is made to the holders of any junior securities.

Voting Rights

The holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock will not have any voting rights, except whenever dividends on any share of any series of preferred stock (“Applicable Preferred Stock”) have not been paid in an aggregate amount equal to four monthly dividends on the share, the holders of the Applicable Preferred Stock will have the exclusive and special right, voting separately as a class and without regard to series, to elect at an annual meeting of shareholders or special meeting held in place of it one member of the Board of Directors, until all arrearages in dividends and dividends in full for the current monthly period have been paid.

DESCRIPTION OF SERIES C CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of blank check preferred stock. On April 28, 2023, the Company designated 20,000 shares of preferred stock as Series C Convertible Preferred Stock (“Series C Preferred Stock”), with a par value of $0.001 per share. For a summary of the material terms of the Series C Convertible Preferred Stock, see the Company’s Current Reports on Form 8-K filed on April 20, 2023 and May 1, 2023.

Conversion

Each share of Series C Convertible Preferred Stock is convertible into shares of Common Stock, on the terms and conditions set forth in the Series C Certificate of Designations, at the conversion rate.

Dividends

Each holder of Series C Preferred Stock is entitled to receive dividends, computed on the basis of a 360-day year and twelve 30-day months and shall increase the stated value of the shares of Series C Preferred Stock on each dividend date (each, a “Capitalized Dividend”).

Prior to the capitalization of dividends on a dividend date, dividends will accrue at the dividend rate and be payable by way of inclusion of the dividends in the conversion amount on each conversion date in accordance with the Series C Certificate of Designations or upon any redemption thereunder. From and after the occurrence and during the continuance of any triggering event pursuant to the Series C Certificate of Designations, the dividend rate will automatically be increased to the default rate then in effect. In the event that such triggering event is subsequently cured (and no other triggering event then exists), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the dividends as calculated and unpaid at such increased rate during the continuance of such triggering event shall continue to apply to the extent relating to the days after the occurrence of such triggering event through and including the date of such cure of such triggering event.

Redemption and Liquidation

The Company has the right to redeem all, but not less than all, of the shares of Series C Preferred Stock then outstanding, in cash in accordance with the Series C Certificate of Designations.

The holder of the Series C Preferred Stock has the right to require that the Company redeem all, or any number, of the Series C Preferred Stock, at any time after the holder becomes aware of the occurrence of certain events enumerated in the Series C Certificate of Designations.

In the event of a liquidation event, the holder of the Series C Preferred Stock is entitled to receive in cash out of the assets of the Company, before any amount is paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding, an amount per share of Series C Preferred Stock equal to the greater of: (A) 125% of the conversion amount of such share of Series C Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such share of Series D Convertible Preferred Stock into Common Stock at the Alternate Conversion Price then in effect, immediately prior to the date of such payment.

Voting Rights

The holders of the Series C Preferred Shares have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and are not entitled to call a meeting of such holders for any purpose nor are they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series C Certificate of Designations or as otherwise required by the Nevada Revised Statutes.

DESCRIPTION OF SERIES D CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of blank check preferred stock. On May 22, 2023, the Company designated 10,000 shares of preferred stock as Series D Convertible Preferred Stock (“Series D Preferred Stock”), with a par value of $0.001 per share. For a summary of the material terms of the Series D Preferred Stock, see the Company’s Current Report on Form 8-K filed on May 1, 2023 and May 26, 2023.

Conversion

Each share of Series D Preferred Stock is convertible into shares of Common Stock, on the terms and conditions set forth in the Series D Certificate of Designations, at the conversion rate.

Dividends

Each holder of Series D Preferred Stock is entitled to receive dividends, computed on the basis of a 360-day year and twelve 30-day months and shall increase the stated value of the shares of Series D Preferred Stock on each dividend date (each, a “Capitalized Dividend”).

Prior to the capitalization of dividends on a dividend date, dividends will accrue at the dividend rate and be payable by way of inclusion of the dividends in the conversion amount on each conversion date in accordance with the Series D Certificate of Designations or upon any redemption thereunder. From and after the occurrence and during the continuance of any triggering event pursuant to the Series D Certificate of Designations, the dividend rate will automatically be increased to the default rate then in effect. In the event that such triggering event is subsequently cured (and no other triggering event then exists), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the dividends as calculated and unpaid at such increased rate during the continuance of such triggering event shall continue to apply to the extent relating to the days after the occurrence of such triggering event through and including the date of such cure of such triggering event.

Redemption and Liquidation

The Company has the right to redeem all, but not less than all, of the shares of Series D Preferred Stock then outstanding, in cash in accordance with the Series D Certificate of Designations.

The holder of the Series D Preferred Stock has the right to require that the Company redeem all, or a portion, of the Series D Preferred Stock, at any time after the holder becomes aware of the occurrence of certain events enumerated in the Series D Certificate of Designations.

In the event of a liquidation event, the holder of the Series D Preferred Stock is entitled to receive in cash out of the assets of the Company, before any amount is paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding, an amount per share of Series D Preferred Stock equal to the greater of: (A) 125% of the conversion amount of such share of Series D Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such share of Series D Preferred Stock into Common Stock at the Alternate Conversion Price then in effect, immediately prior to the date of such payment.

Voting Rights

The holders of the Series D Preferred Shares have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and are not entitled to call a meeting of such holders for any purpose nor are they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Series D Certificate of Designations or as otherwise required by the Nevada Revised Statutes.

DESCRIPTION OF UNIT A WARRANTS

At June 30, 2023 the Company there were 11,368 Unit A Warrants outstanding.

Exercisability

The Unit A Warrants are exercisable to purchase one share of our common stock. The Unit A Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Unit A Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder does not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise (or, upon election by a Holder prior to the issuance of any Unit A Warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the Unit A Warrants.

Cashless Exercise

In the event that a registration statement covering shares of Common Stock underlying the Unit A Warrants, is not available for the issuance of such shares of Common Stock underlying the Unit A Warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of Common Stock underlying the Unit A Warrants.

Certain Adjustments

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Unit A Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Stock.

Transferability

Subject to applicable laws, the Unit A Warrants may be transferred at the option of the holders upon surrender of the Unit A Warrants to our Transfer Agent together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing

The Unit A Warrants are in registered form under a warrant agency agreement between Vstock Transfer LLC, as warrant agent, and us. The Unit A Warrants are listed on Nasdaq under the symbol “GMBLW”.

Fundamental Transactions

If, at any time while the Unit A Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of Common Stock are permitted to sell, tender or exchange their shares of Common Stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of Common Stock, (4) we effect any reclassification or recapitalization of our shares of Common Stock or any compulsory share exchange pursuant to which our shares of Common Stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of Common Stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the Unit A Warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder

Except as otherwise provided in the Unit A Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the warrant.

Beneficial Ownership Limitation

Holder’s exercise shall be limited 4.99% of the Company’s outstanding Common Stock (or, upon election by a Holder prior to the issuance of any Unit A Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise. The Holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the warrant held by the Holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law

The Unit A Warrants and the warrant agency agreement are governed by New York law.

DESCRIPTION OF THE MARCH 2022 WARRANTS

At June 30, 2023 the Company there were 172,500 March 2022 Warrants outstanding.

Exercisability

The March 2022 Warrants (including the Overallotment Warrants) are exercisable to purchase one share of our common stock. The March 2022 Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The March 2022 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder does not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise (or, upon election by a Holder prior to the issuance of any the March 2022 Warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the March 2022 Warrants.

Cashless Exercise

In the event that a registration statement covering shares of Common Stock underlying the March 2022 Warrants, is not available for the issuance of such shares of Common Stock underlying the March 2022 Warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of Common Stock underlying the March 2022 Warrants.

Certain Adjustments

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the March 2022 Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Stock.

Transferability

Subject to applicable laws, the March 2022 Warrants may be transferred at the option of the holders upon surrender of the March 2022 Warrants to our Transfer Agent together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing

The March 2022 Warrants are in registered form under a warrant agency agreement between Vstock Transfer LLC, as warrant agent, and us. The March 2022 Warrants are listed on Nasdaq under the symbol “GMBLZ”.

Fundamental Transactions

If, at any time while the March 2022 Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of Common Stock are permitted to sell, tender or exchange their shares of Common Stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of Common Stock, (4) we effect any reclassification or recapitalization of our shares of Common Stock or any compulsory share exchange pursuant to which our shares of Common Stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of Common Stock, each a “Fundamental Transaction,” then upon any subsequent exercise of the March 2022 Warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder

Except as otherwise provided in the March 2022 Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the warrant.

Beneficial Ownership Limitation

Holder’s exercise shall be limited 4.99% of the Company’s outstanding Common Stock (or, upon election by a Holder prior to the issuance of any of the March 2022 Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise. The Holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the warrant held by the Holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company.

Governing Law

The March 2022 Warrants and the warrant agency agreement are governed by New York law.